UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 6, 2007 (July 2, 2007)

ALLIED HEALTHCARE INTERNATIONAL INC.

(Exact Name of Registrant as Specified on its Charter)

New York

(State or Other Jurisdiction of Incorporation or Organization)

1-11570 (Commission File Number)	13-3098275 (IRS Employer Identification Number)

245 Park Avenue, New York, New York 10167 (Address of Principal Executive Offices)

(212) 750-0064
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS .

(b) On July 2, 2007, Timothy M. Aitken resigned as Chairman of the Board and Chief Executive Officer of Allied Healthcare International Inc. (the “Company”).

(c) On July 5, 2007, the Company appointed H.J. Mark Tompkins, age 66, as Non-Executive Chairman of the Board and Sarah L. Eames, age 49, as Deputy Chairman and Interim Chief Executive Officer of the Company. As required by the rules and regulations of the Securities and Exchange Commission, certain information regarding Mr. Tompkins’ and Ms. Eames’ employment histories and their relationships and transactions with the Company, including employment agreements, is set forth below.

Employment Histories

H.J. Mark Tompkins has been a director of the Company since September 2005. From 1987 to the present, Mr. Tompkins has been a self-employed investor, with a focus on private equity and capital development in publicly traded entities, notably in the healthcare, biopharmaceutical, wholesale and distribution, tourism and leisure, and manufacturing industries. From 1975 to 1987, he was active in residential and commercial property investment in the Middle East, Germany, Spain, France and the United States. From 1972 to 1975, Mr. Tompkins worked for the Slater Walker Securities group and from 1965 to 1971 he was a management consultant with Booz Allen & Hamilton. Mr. Tompkins is a director of Sodexho Alliance S.A., a company engaged in the provision of food and management services.

Sarah L. Eames has served as a director of the Company since June 2002 and as Executive Vice President of the Company since November 2004. She served as Chief Executive Officer of the Company from January 2004 to November 2004, as Chief Operating Officer of the Company from June 2001 to November 2004, and as President of the Company from May 1998 to November 2004. She was Executive Vice President of Business Development and Marketing of the Company from June 1997 to May 1998. Prior to joining the Company, Ms. Eames was employed by Johnson & Johnson Professional, Inc. as a business development consultant from 1996 to 1997. From June 1995 to November 1995, Ms. Eames served as Vice President of Marketing for Apria Healthcare Group, Inc., a California-based home healthcare company. From 1980 to 1995, Ms. Eames held various marketing and business development positions at Abbey Healthcare Group Inc., a predecessor of Apria Healthcare Group, Inc. Ms. Eames serves on the board of directors of Global Med Technologies, Inc., an e-health, medical information technology company, that provides information management software products and services to the healthcare industry.

Certain Relationships and Related Transactions, including Employment Agreements

In September 2001, we entered into an employment agreement with Ms. Eames, which was modified in November 2004 and September 2005 and amended and restated in October 2006. Pursuant to her amended and restated employment agreement, Ms. Eames agreed to continue to serve Executive Vice President of the Company for a period of 18 months from the date of that agreement. The amended and restated employment agreement is subject to automatic renewal for successive periods of one year each unless terminated by either party on 90 days’ notice. Pursuant to her amended and restated employment agreement, Ms. Eames’ base salary is $250,000 per annum. In addition, she is entitled to receive $5,000 for each trip of five business days or more that she makes to the United Kingdom on Company business; however, the maximum amount payable to her in any one calendar year is $50,000. Ms. Eames’ amended and restated employment agreement provides that if her employment is terminated during the term of the agreement other than for cause, death or disability, or if, within six months of a “change of control” (as defined in the amended and restated employment agreement) of the Company, Ms. Eames or the Company terminates her employment (other than for cause, death or disability), then (1) all stock options in the Company held by Ms. Eames will immediately vest and (2) Ms. Eames will be entitled to receive a cash payment of 1.9 times her annual base salary during the twelve months preceding the termination of employment or the change in control.

In a Deed of Restrictive Covenant entered into in 1999 with one of the Company’s U.K. subsidiaries, Ms. Eames agreed not to compete with the Company or its subsidiaries for twelve months following a termination of employment without the prior written consent of the Company.

In October 2006, we granted to Ms. Eames options to purchase 150,000 shares of common stock of the Company at an exercise price of $1.92. The options vest in 12 equal monthly installments, beginning on November 16, 2006, and have a ten-year life.

(e) In connection with his resignation, Mr. Aitken and the Company entered into a Settlement Agreement (the “Settlement Agreement”), dated June 26, 2007, but executed by Mr. Aitken on July 2, 2007. Pursuant to the Settlement Agreement, the Company is required to pay to Mr. Aitken, subject to the terms and conditions of the Settlement Agreement, the following severance payments:

(i)	$390,000 within two business days immediately after the Company’s receipt of the Settlement Agreement executed by Mr. Aitken; and
(ii)	$300,000 on the first business day after September 30, 2007; and
(iii)	$200,000 on the first business day after December 31, 2007; and
(iv)	$100,000 on the first business day after February 29, 2008.

Pursuant to the Settlement Agreement, Mr. Aitken released the Company from all claims that he may have against the Company (including, but not limited to, any claims for breach of his existing employment agreement with the Company) and the Company released Mr. Aitken from all claims against Mr. Aitken of which it has actual knowledge.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1 Settlement Agreement, dated June 26, 2007, between Allied Healthcare International Inc. and Timothy M. Aitken, including the U.K. Compromise Agreement, dated June 26, 2007, between Allied Healthcare International Inc. and Timothy M. Aitken attached thereto.

99.1	Press release, dated July 3, 2007, of Allied Healthcare International Inc.
99.2	Press release, dated July 5, 2007, of Allied Healthcare International Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2007

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Marvet Abbassi
	Name:	Marvet Abbassi
	Title:	Financial Controller